Exhibit 99.1

FS/KKR Advisor Announces Proposed Merger of FS KKR Capital Corp. and FS KKR Capital Corp. II

Merger adds scale, operating leverage and portfolio diversification to a leading BDC franchise

Combined company will have approximately $15 billion in assets and over $3 billion of committed capital available for new investment opportunities

PHILADELPHIA and NEW YORK – November 24, 2020 – FS/KKR Advisor, LLC (FS/KKR), a partnership between FS Investments and KKR Credit Advisors (US), today announced that FS KKR Capital Corp. (NYSE: FSK) and FS KKR Capital Corp. II (NYSE: FSKR), two publicly traded business development companies (“BDCs”) advised by FS/KKR, have entered into a definitive merger agreement . The merger of FSK and FSKR would create one of the largest BDCs in the U.S., with $14.9 billion in assets under management, $7.2 billion in net asset value (“NAV”) and over $3 billion of committed capital available to new investment opportunities, each on a pro forma basis as of September 30, 2020.

Under the terms of the agreement, shareholders of FSKR will receive a number of FSK shares with a NAV per share equal to the NAV of the FSKR shares they hold, as determined shortly before closing, subject to payment of cash in lieu of fractional shares at the election of FSK. FSK will be the surviving entity and will continue to be managed by FS/KKR and trade on the New York Stock Exchange under the ticker symbol “FSK”.

Michael Forman, Chairman and Chief Executive Officer of both FSK and FSKR, commented, “The merger of FSK and FSKR represents a significant step toward our long-term strategic goal of creating a premier middle-market lending franchise and industry leading BDC. The combined company will have a well-diversified investment portfolio and enhanced access to the investment grade debt markets. The combination will also result in reduced overall expenses and a stronger dividend profile.”

The board of directors of FS KKR Capital Corp. and FS KKR Capital Corp. II have unanimously approved the merger. The transaction is expected to close during the second or third quarter of 2021, subject to approval by FSK and FSKR shareholders and other customary closing conditions. Prior to the closing of the merger, FS/KKR currently expects FSK and FSKR each to continue to declare quarterly distributions in the normal course of business, subject to board approval.

The combined company’s investment strategy will continue to focus predominantly on senior secured debt investments. Based on publicly available information as of September 30, 2020, on a pro forma basis, approximately 72% of the combined company’s investment portfolio will be comprised of senior secured debt investments.

The transaction is expected to provide a range of benefits for both FSK and FSKR shareholders, including:

•

Increased Size and Scale: The combined company had, on a pro forma basis, $14.9 billion in assets as of September 30, 2020. The combined company’s investment portfolio consisted of 216 investments across 23 industries, as of September 30, 2020.

•	Enhanced Balance Sheet Size: The combined company’s larger balance sheet may lead to improved access to the capital markets over time.

•	Cost Synergies: The merger is projected to generate approximately $5 million in near term annual synergies by eliminating duplicative internal and external functions.

•

Enhanced Liquidity and Institutional Investor Visibility: The combined company is expected to benefit from increased trading liquidity with respect to its common stock. The combined company also may improve its ability to attract a broader and more diverse investor base.

In connection with the merger, the board of FSK has also approved an amended advisory agreement for the combined company. Upon the closing, the combined company will permanently reduce its income incentive fee to 17.5% from the existing level of 20.0%. The hurdle rate will remain at 7.0%. In conjunction with the permanent fee reduction, the look back provision in the existing FSK advisory agreement will be removed. At the closing of the merger, FS/KKR has agreed to waive $90 million of incentive fees spread evenly over the first six quarters following the closing. This waiver equates to $15 million per quarter.

RBC Capital Markets, LLC served as financial advisor to the independent board members of FSK, and J.P. Morgan served as financial advisor to the independent board members of FSKR. Dechert LLP served as legal advisor to FS/KKR Advisor.

Conference Call Information

FS/KKR will host a conference call at 10:00am (Eastern Time), today, November 24, 2020, to discuss the announcement. All interested parties are welcome to participate and can access the conference call by dialing (833) 818-6808 and using the conference ID 1368478 approximately 10 minutes prior to the call. The conference call also will be webcast, which can be accessed from the Investor Relations section of FSK’s and FSKR’s website at www.fskkradvisor.com/fsk and www.fskkradvisor.com/fskr, respectively, under Events and Presentations.

A replay of the call will be available shortly after the end of the call by visiting the Investor Relations section of FSK’s and FSKR’s website at www.fskkradvisor.com/fsk and www.fskkradvisor.com/fskr, respectively, under Events and Presentations or by dialing (855) 859-2056 and using conference ID 1368478.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $15 billion in assets under management as of September 30, 2020. The BDCs managed by FS/KKR are FS KKR Capital Corp. (NYSE: FSK) and FS KKR Capital Corp. II (NYSE: FSKR).

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information

Institutional Investors

Robert Paun

robert.paun@fsinvestments.com

Financial Advisors and Retail Investors

877-628-8575

Media (FS Investments)

Melanie Hemmert

media@fsinvestments.com

Media (KKR)

Kristi Huller / Cara Major / Miles Radcliffe-Trenner

media@kkr.com

212-750-8300

Forward-Looking Statements

Statements included herein may constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FSK and FSKR (collectively, the “Funds”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to a Fund’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in a Fund’s operating area, failure to obtain requisite shareholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), failure to consummate the business combination transaction involving the Funds, uncertainties as to the timing of the consummation of the business combination transaction involving the Funds, unexpected costs, charges or expenses resulting from the business combination transaction involving the Funds and failure to realize the anticipated benefits of the business combination transaction involving the Funds. Some of these factors are enumerated in the filings the Funds made with the Securities and Exchange Commission (the “SEC”) and will also be contained in the Proxy Statement when such document becomes available. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Funds undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

This communication relates to a proposed business combination involving the Funds, along with related proposals for which shareholder approval will be sought (collectively, the “Proposals”). In connection with the Proposals, the Funds intend to file relevant materials with the SEC, including a registration statement on Form N-14, which will include a joint proxy statement of the Funds and a prospectus of FSK (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. SHAREHOLDERS OF THE FUNDS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUNDS, THE BUSINESS COMBINATION TRANSACTION INVOLVING THE FUNDS AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, www.sec.gov, or from the FSK’s website at www.fskkradvisor.com/fsk or FSKR’s website at www.fskkradvisor.com/fskr.

Participants in the Solicitation

The Funds and their respective directors, executive officers and certain other members of management and employees, including employees of FS/KKR Advisor, LLC, Franklin Square Holdings, L.P. (which does business as FS Investments), KKR Credit Advisors (US) LLC and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the Funds in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Funds’ stockholders in connection with the Proposals will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.